CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Miscellaneous Information" in Post-Effective Amendment No. 18 under the Securities Act of 1933 and Amendment No. 18 under the Investment Company Act of 1940 to the Registration Statement
(Form N-1A No. 2-88543, 811-3931) and related Prospectus and Statement of Additional Information of Clipper Fund, Inc., and to the incorporation by reference therein of our report dated January 22, 1999 with respect to the financial statements and financial highlights of Clipper Fund, Inc. included in its Annual Report for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                          /s/
                                          ERNST & YOUNG LLP

Los Angeles, California
February 26, 1999